[THE MERIDIAN REALTY GROUP LETTERHEAD]



                               Agreement to Lease

This writing shall serve as an agreement between Todd Motion Controls, Inc, 5511 Reynolda Road, Winston-Salem, NC 27106 , Lessee and Douglas L. Cook et al., Lessor, c/o Mr. Bill Wall, P.O. Box 4042, Winston-Salem, NC 27105 to lease a certain portion of the warehouse located at 4290 N. Patterson Avenue, Winston-Salem, NC, as shown on attachment "A".

The lease term shall commence on September 1, 1996, for six months, with three consecutive options to renew for a term of six months at each term expiration upon two months notice to the Lessor and Agent. Either party shall have the option to cancel the lease upon a six months written notice after a period of 12 months occupancy with notice to either Mr. Bill Wall or Lessors agent Robert H. Hoffman, Meridian Realty Group, Inc.

Lessor shall maintain, at his expense, fire and extended property insurance for the building and the Lessee shall maintain, at his expense, liability and property insurance for the stored property.

The Lessee will protect and save the Lessors harmless and does hereby indemnify the Lessors against all claims for damages either to persons or property of whatever kind or nature arising in any manner out of or on account of its use of the leased premises or on account of any condition of the premises for which the Lessee is responsible under the terms hereof. Lessee will notify Lessors of any exterior or structural defect in the lease premises of which it is aware which may cause injury to any person or property so that Lessors may take whatever action that may be necessary to correct the same.

Rental for the subject leased space shall be $1.50 per square foot, annually on 35,340 square feet (as shown on attachment "A"), for $4,417.50 per month. With the rental due the 1st of each month and all made WITHOUT FURTHER NOTICE payable to Cooks Warehouse, c/o Mr. Bill Wall as addressed above. However the lease rate for the month of September 1996 shall be one half the rate quoted above (i.e. $2,208.25) with payment of the September 96 and October 96 rental due together in the first week in September 96.

Any increase in the buildings annual insurance rate, above that at the beginning date of this lease, which increase is caused by the Lessees activities, within the subject space shall be the expense of the Lessee.

The Lessee shall have the privilege and responsibility of removing, at the termination of his lease occupancy , any and all equipment, wiring material, etc., which he has installed in the building including any walls except for bathroom area which shall remain a part of the building.

Signatures below acknowledge the understanding and agreement of the terms set forth above.

Acknowledgement
Todd Motion Controls, Inc.
By:  /s/ William H. Todd            Date:    10/20/96
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    WILLIAM H. TODD, PRESIDENT

Acknowledgement
Douglas L. Cook, et. al., Lessor
By:  /s/ Douglas Cook               Date:    11/22/96
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By:  /s/ illegible                  Date:    12/02/96
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   The Meridian Realty Group, Inc.